Exhibit 11


  DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

  COMPUTATION OF EARNINGS PER COMMON SHARE
  FISCAL YEAR ENDED August 1, 1998





                                                                       Per Share
                                         Net Income        Shares       Amount
                                         ----------      ----------     ------

Basic Earnings Per Share:

Income available to common
       shareholders                      $5,788,588       7,518,945      $   .77
                                         ----------                      =======

Effect of Dilutive Securities:

Warrants                                                     18,514

Options                                                     668,662
                                         ----------       ---------

Diluted Earnings Per Share               $5,788,588       8,206,121      $   .71
                                         ==========       =========      =======